555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004-1304 Tel: +1.202.637.2200 Fax: +1.202.637.2201 www.lw.com FIRM / AFFILIATE OFFICES Austin Milan Beijing Munich Boston New York Brussels Orange County Century City Paris Chicago Riyadh Dubai San Diego Düsseldorf San Francisco Frankfurt Seoul Hamburg Shanghai Hong Kong Silicon Valley Houston Singapore London Tel Aviv Los Angeles Tokyo Madrid Washington, D.C. August 23, 2023 Peloton Interactive, Inc. 441 Ninth Avenue, Sixth Floor New York, NY 10001 Re: Registration Statement on Form S-8; 21,406,057 shares of Class A Common Stock, par value $0.000025 per share, of Peloton Interactive, Inc. To the addressee set forth above: We have acted as special counsel to Peloton Interactive, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 21,406,057 shares of Class A common stock of the Company, par value $0.000025 per share (the “Shares”), to be issued pursuant to the Peloton Interactive, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and the Peloton Interactive, Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP” and together with the 2019 Plan, the “Plans”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August [23], 2023 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws. Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have

August 23, 2023 Page 2 assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Sincerely, /s/ Latham & Watkins LLP